Exhibit 99.1

PRIVATE MEDIA GROUP RECEIVES NASDAQ PANEL DECISION

BARCELONA, Spain, November 16, 2011 /PR Newswire/ - Private Media Group, Inc. (Pink Sheets: PRVT) a worldwide leader in premium-quality adult entertainment products, today reported that the Company has received a determination indicating that the NASDAQ Listing Qualifications Panel (the “Panel”) has denied the Company’s request for continued listing on NASDAQ and accordingly, NASDAQ suspended trading of the Company’s shares effective with the open of business, November 15, 2011 pending the formal delisting of the Company’s securities from the exchange. As a result, the Company’s common stock commenced trading on the over-the-counter market at the opening of trading on November 15, 2011. The Company does not intend to appeal the Panel’s determination to the NASDAQ Listing and Hearing Review Council.

The Company remains committed to executing the compliance plan presented to NASDAQ to correct the issues raised by NASDAQ in the delisting notice previously reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on September 22, 2011.

About Private Media Group

Founded in 1965, Private Media Group is a brand-driven world leader in adult entertainment, operating a global content distribution network with a wide range of platforms including; the Internet, broadcasting via cable, satellite, digital TV and IPTV on 194 platforms in 42 countries, mobile content delivery via 114 network operators in 37 countries and retail sale of DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of products and services. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the Company’s decision to not appeal the delisting determination from Nasdaq; the Company’s ability to timely complete its compliance plan to address the noncompliance issues described in the NASDAQ delisting notice; and other information detailed from time to time in the Company’s filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For further information please contact:

Johan Gillborg

Chief Financial Officer

Private Media Group

Tel +34 93 620 80 90

johan.gillborg@private.com

SOURCE: Private Media Group